UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2013

CORONADO BIOSCIENCES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35366	20-5157386
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 New England Executive Park, Burlington, MA		01803
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (781) 652-4500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(e) On January 7, 2013, we entered into an employment agreement with Dr. Harlan F. Weisman, our Chairman and Chief Executive Officer. Pursuant to the employment agreement, we will pay Dr. Weisman an annual base salary of $600,000. At the discretion of our board of directors, he also will be eligible for an annual cash bonus based on the attainment of financial, clinical development and/or business milestones to be established by our board. Pursuant to the employment agreement, we also granted Dr. Weisman an option to purchase 1,686,590 shares of our common stock, which is equal to 6% of our fully diluted capitalization. The option has an exercise price of $5.57 per share. One-third of the shares underlying the option will vest on December 28, 2013 and each annual anniversary thereafter, subject to Dr. Weisman’s continued employment with our company. Dr. Weisman will be entitled to four weeks paid vacation. We also will provide Dr. Weisman a mutually agreeable residence in New York, New York at our sole cost and pay him for any taxes associated with such residence during his employment with our company.

The employment agreement is terminable on Dr. Weisman’s death or disability, in which event we will continue his salary for 90 days, we will pay him a pro rata share of his annual bonus if such bonus is awarded, and any options that would have vested on the next anniversary date of their respective grant date will automatically vest. If we terminate the employment agreement without “cause” (as defined in the employment agreement) or Dr. Weisman terminates it with “good reason” (as defined in the employment agreement), then we will continue to pay Dr. Weisman his then-current salary for 12 months, we will pay Dr. Weisman a pro rata share of his annual bonus if such bonus is awarded, and any options that would have vested on the next anniversary date of their respective grant date will automatically vest. If termination without “cause” or for “good reason” occurs on the date of, or within six months of a “change in control” of our company (as defined in the employment agreement), then we will continue to pay Dr. Weisman his then-current salary for 12 months, we will pay Dr. Weisman a pro rata share of his annual bonus if such bonus is awarded, and all unvested options will automatically vest in full. The employment agreement provides that no compensation or benefit that qualifies as a nonqualified deferred compensation plan under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) will be paid or provided to Dr. Weisman before the earlier of his death or the day that is six months plus one day after the termination date. In addition, if an excess parachute payment is made to Dr. Weisman in the event of a change in control, we will make a gross up payment to Dr. Weisman to reimburse him for any taxes due pursuant to Section 4999 of the Code with respect to the excess parachute payment as well as for the taxes on such reimbursement.

The employment agreement prohibits Dr. Weisman from competing with us in the United States during the term of his employment with us or while he is receiving severance benefits under the employment agreement and for six months thereafter. The foregoing description of Dr. Weisman’s employment agreement is qualified in its entirety by reference to such agreement, a copy of which will be filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORONADO BIOSCIENCES, INC.

Date: January 9, 2013	/s/ Dale Ritter
	Name:	Dale Ritter
	Title:	Senior Vice President, Finance